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Date                     December 9, 1998                         NEWS RELEASE

For Release              IMMEDIATELY                    HUBBELL INCORPORATED
[Hubbell Logo] Contact:  Thomas R. Conlin               584 Derby Milford Road
                                                        P.O. Box 549
                                                        Orange, CT 06477-4024
                                                        203 799-4100


                               HUBBELL ANNOUNCES
                     REGULAR DIVIDEND, ACQUISITION CLOSING,
                            SHAREHOLDER RIGHTS PLAN


ORANGE, CT. (December 9, 1998) - Hubbell Incorporated (NYSE: HUBA, HUBB), following approval by Whitecroft plc shareholders on December 4, 1998, today announced the completion of the acquisition of the Chalmit Lighting operations from Whitecroft plc of the United Kingdom.

Two actions were taken by the Hubbell Board of Directors at its regularly scheduled December meeting. The Board declared a regular dividend of $.31 per share on the Company's Class A and Class B common stock. The dividend will be paid on January 11, 1999, to shareholders of record on December 21, 1998.

The Board of Directors also adopted a new Shareholder Rights Plan to replace its current Rights Plan which will expire on December 31, 1998.

Rights Plans encourage potential acquirors to negotiate with the Board of Directors, thereby preserving for shareholders the value of Hubbell Incorporated in the event of a takeover attempt, particularly to the extent that the common stock of Hubbell Incorporated is trading at prices substantially less than Hubbell Incorporated's long-term value. In addition, the new Rights Plan addresses special concerns relating to

                                  -continued-
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Hubbell Incorporated's dual class common stock capitalization whereby a potential acquiror of Class A common stock could attempt to treat holders of the low-vote Class B common stock unfairly.

Under the new Rights Plan, one Class A Right will be distributed for each share of Hubbell Incorporated Class A common stock outstanding at the close of business on December 21, 1998, and one Class B Right will be distributed for each share of Hubbell Incorporated Class B common stock outstanding at the close of business on December 21, 1998.

The rights become exercisable and will trade separately from the common stock ten days following the first public announcement that any person or group (other than an exempt person) has acquired beneficial ownership of 20 percent or more of Hubbell Incorporated's Class A common stock, or the announcement or commencement of a tender or exchange offer (other than a "permitted tender offer") which would result in such person or group acquiring beneficial ownership of 20 percent or more of the Class A common stock. Once exercisable, each Class A Right would entitle the holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $175, and each Class B Right would entitle the holder to purchase one one-thousandth of a share of Series B Junior Participating Preferred Stock at an exercise price of $175.

If any person or group (other than an exempt person) acquires beneficial ownership of 20 percent or more of the Class A common stock, other than pursuant to a "permitted tender offer" (an "Acquiring Person"), each holder of a Right (other than the Acquiring Person) will have the right to receive, upon payment of the exercise price, that number of shares of Hubbell Incorporated's common stock having a market value

                                 -continued-
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at the time of the transaction equal to two times the exercise price. The Plan also provides that, at any time after a person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50 percent or more of the outstanding Class A common stock or 50 percent of all shares of common stock, the Board may exchange the Rights (other than the Rights held by the Acquiring Person, which will have become void), at an exchange ratio of one share of common stock per Right. A "permitted tender offer" refers to a fully-financed, all-cash tender offer for all outstanding shares of both Class A common stock and Class B common stock at the same price per share for each class that is accepted, or is conditioned upon the acceptance, by holders of at least two-thirds of each of the Class A common stock and Class B common stock (other than those shares held by the person making the tender offer).

The new Rights will expire on December 31, 2008 unless earlier redeemed or exchanged by Hubbell Incorporated, as provided in the Rights Plan. The Board may elect to redeem the Rights at $0.01 per Right.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for commercial, industrial, utility, and telecommunications markets. With $1.4 billion in annual revenues, Hubbell Incorporated operates manufacturing facilities in North America, Puerto Rico, Mexico, Singapore, and the United Kingdom, participates in joint ventures with partners in South America and Taiwan, and maintains sales offices in Malaysia, Hong Kong, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.


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